UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Merck & Co., Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of company communications and related information dated March 10, 2009.

We just announced exciting news – our decision to merge with Schering-Plough to create a new, stronger healthcare leader. If you haven't read the press release, I encourage you to do so.  With this merger, after which the combined company will be called Merck and led by Dick Clark, we will have a portfolio, a pipeline, and a global presence that position us for sustainable growth.

I want to reach out to you directly as quickly as possible to discuss some of the implications.  I know many of you and your teams will have questions about key aspects of the integration – how the JV will be managed, how sales forces will be integrated, whether GHH will make additional changes.  While we will have answers to all of those questions, we do not have them today.  As you can imagine, the next few months leading up to the close of this transaction, which is anticipated to occur in the fourth quarter of this year, will require a high level of execution across many fronts.

Integration work to begin right away
Of course, we have a great deal of work to do to integrate our two companies.   Adam Schechter has been named to lead the Integration Team, and will report to Dick.  Adam will report to Dick and will work closely with management from both companies.  I can assure you that every part of our organization will contribute to the integration effort.

In the interim, it is important to keep in mind that your interactions with Schering-Plough, if any, should remain the same as they were before the merger was announced, until you have been directed otherwise.

Must maintain focus on our 2009 revenue commitment and longer-term strategy
As we move toward the implementation of this agreement, we need to continue to maintain our focus on driving our business and meeting our customers' needs with the Merck portfolio of products.  When we announced the merger, we reiterated guidance for 2009 Merck's revenue to be in the range of $23.7 to $24.2 billion.  Delivering will be critical – this merger puts Merck back in a leadership position in the industry, and we must demonstrate to our shareholders, and to ourselves, that we can deliver on our financial commitments, as well as on our long-standing commitment to conduct our business in compliance with the laws and regulations that govern us.

We will also need to continue to focus on other aspects of our longer-term strategy to drive growth – and live up to our agreement to take things "off the list" when new things come on.  EC has already made Company-wide decisions on delaying certain projects such as COMET outside the U.S.  For GHH, implementing our new commercial models and pursuing promising franchise opportunities, for example, remain essential elements of our strategy, and must continue.  In GHH, we will take a careful look at the range of things we are currently doing that we should stop or put on hold – and there are things that we will put on hold or stop altogether.  HHLT will be meeting, as will the leadership teams for our divisions and regions, to make this happen, and also to be sure we are providing clear direction to the organization about how to execute our strategy during this transitional period.

Communicating about the benefits of the merger
I would encourage you and your teams to think about which stakeholders need to be contacted to inform them of this agreement as soon as possible.

A range of materials have been prepared and are headquarters-approved to facilitate your internal and external communications.  Please note that you should confer with your local legal counsel, as well as medical reviewer as necessary, to obtain approval prior to any external use of these materials.

The following materials have been prepared for your use:

o	FOR USE INTERNALLY ONLY: Merck Employee FAQs and Fact Sheet. Copies may be provided to your leadership teams and people managers.
o
FOR USE INTERNALLY AND EXTERNALLY:  Talking points.  These may be used VERBALLY with internal and external stakeholders.  Copies can be provided to your leadership teams and people managers for their use.

o
FOR USE INTERNALLY AND EXTERNALLY:  Two-page summary of the merger; this is approved for distribution internally. In addition, managing directors may distribute externally, if approved by your local legal counsel and medical reviewer; however, it is not approved for use by professional representatives. In the U.S., this is approved for use by the policy teams for use in their interactions with lawmakers.

Please share the internal communications materials with your teams as you see fit as soon as possible, and encourage your employees to participate in the Employee Business Briefing.
If you are asked if any decisions have been made regarding the closure of either Merck or Schering-Plough facilities following the transaction, the following answer is approved for use:  At this time, it’s premature to discuss any specific plans.  The integration team will determine how best to utilize the strengths and scale of the combined company and will work to ensure a smooth transition, including preserving innovation in the pipeline.
I know that I can count on you, GHH's leaders, to help our people and our stakeholders understand why this merger is a good thing – not just for Merck, but also for health care.  I am confident that together, Merck and Schering-Plough will make a meaningful difference in the future of global healthcare.  We are entering into an exciting, and critical, period in Merck's history. I look forward to working with each of you as we create a new Merck.
Thanks,
Ken

Dear colleagues in Europe, Middle East, Africa & Canada,

A few hours ago, our CEO Dick Clark gave more insight on the merger between MSD and Schering-Plough that was announced yesterday.

The EMEAC regional leadership fully supports this transaction and is immensely excited by the growth opportunities that the combined company will have. Indeed, the merger will be a significant help as we strive to discover, develop and deliver innovative treatments for patients around the world. Customers will benefit from a formidable research and development pipeline, a significantly broader portfolio of medicines and our expanded presence in key international markets.

As mentioned during the webcast, integration of both companies is now our top priority. While this integration takes place, it is important that we remain focused on the execution of our new commercial model by further prioritising our regional and local change initiatives. Within the next weeks and months, the EMEAC leadership team, as well as your Managing Director, will update you on potential changes in the priority of the change initiatives.

We are committed to keeping you informed throughout this process and we are confident that, together, MSD and Schering-Plough will make an even more meaningful difference to patients’ health, worldwide and especially within Europe, Middle East, Africa & Canada.

Best regards

Stefan Oschmann
President EMEAC

Merck & Schering-Plough Transaction Talking Points
For Merck Managers

Announcement
●	Merck and Schering-Plough announced that our companies will combine in a stock and cash transaction, valued at $41.1 billion, creating a strong, global healthcare leader.

●	We believe this transaction will uniquely position the combined company to continue to grow by discovering, developing and delivering innovative treatments for patients around the world.

●	Customers will benefit from a formidable research and development pipeline, a significantly broader portfolio of medicines and our expanded presence in key international markets.

●
I’m sure you’re familiar with Schering-Plough, an innovation-driven, science-centered global healthcare company operating in human prescription, animal health and consumer health care product segments. A long-time leader in the industry, Schering-Plough creates therapies that help save and improve lives around the world through its own biopharmaceutical research and collaborations with partners.

Complementary Product Portfolios and Pipelines Focused on Key Therapeutic Areas
●	Part of what makes this transaction so exciting is the complementary nature of our products and our pipelines.

●
Merck and Schering-Plough have targeted the same therapeutic areas, including cardiovascular, respiratory, oncology, neuroscience, infectious disease, immunology and women’s health. This transaction allows us to leverage our combined capabilities and expertise in these areas.

●	The transaction will double the number of potential medicines Merck has in Phase III development, bringing the total to 18.

Robust R&D to Deliver Innovative Medicines for Patients
●
Merck and Schering-Plough both have proven track records of breakthrough research and scientific discovery. With our combined R&D expertise and scientific leadership, we can continue to be at the forefront of drug discovery and development.

●
In addition, we will achieve substantial cost savings through this transaction, which will provide us with the financial flexibility to invest in promising drug candidates as well as external R&D opportunities.

Expanded Global Presence
●	This combination will achieve another Merck goal – expanding our global presence, particularly in high-growth emerging markets.

●
The combined company will have an industry-leading global team of marketing and sales professionals and a more geographically diverse mix of business. In addition, the combined company is expected to generate more than 50% of its revenue outside the U.S.

Financial Strength
●	The combined company will have a strong balance sheet with robust free cash-flow.

●	By optimizing its investments, the combined company will maximize the benefits of strategic growth initiatives and R&D efforts to solidify its position at the forefront of innovation.

●	For all of these reasons – people, pipeline, product portfolio, global competitiveness, cost structure, financial strength – we believe that this is a truly unique and compelling combination.

Timing to Close / Approvals
●	The transaction is subject to approval by both companies’ shareholders as well as customary approvals.

●	We anticipate that it will close in the fourth quarter of this year.

Integration Process
●
Merck's integration team will be led by Adam Schechter, president of Global Pharmaceuticals, who will report to Dick Clark. Schering-Plough's integration team will be led by Brent Saunders, senior vice president and president, Consumer Health Care, who will report to Fred Hassan.

Conclusion
●	We are confident that, together, Merck and Schering-Plough will make a meaningful difference in the future of global healthcare.

●	I hope that you share my enthusiasm. If you have any further questions, please don’t hesitate to contact me.

# # #

Forward-Looking Statements
This communication contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on both Merck’s and ScheringPlough’s managements current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward- looking statement can be guaranteed, and actual results may differ materially from those projected. Merck and Schering-Plough undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect either companies’ business, particularly those mentioned in the risk factors and cautionary statements set forth in Item 1A of either companies’ 10-K for the year ended December 31, 2008, and in their periodic reports on Form 10- Q and Form 8-K, which the companies incorporate by reference.

These reports are available at www.merck.com and www.schering-plough.com.

Additional Information
In connection with the proposed transaction, Schering-Plough will file a registration statement, including a joint proxy statement of Merck and Schering-Plough, with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because they will contain important information. Investors may obtain free copies of the registration statement and joint proxy statement when they become available, as well as other filings containing information about Merck and Schering-Plough, without charge, at the SEC’s Internet site (www.sec.gov). These documents may also be obtained for free from ScheringPlough’s Investor Relations web site (www.schering-plough.com) or by directing a request to Schering- Plough Investor Relations at (908) 298-7436. Copies of Merck’s filings may be obtained for free from Merck’s Investor Relations Web Site (www.merck.com) or by directing a request to Merck’s Office of the Secretary at (908) 423-1000.

Merck and Schering-Plough and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Merck and Schering-Plough shareholders in respect of the proposed transaction.

Information regarding Schering-Plough’s directors and executive officers is available in ScheringPlough’s proxy statement for its 2008 annual meeting of shareholders, filed with the SEC on April 23, 2008, and information regarding Merck’s directors and executive officers is available in Merck’s preliminary proxy statement for its 2009 annual meeting of stockholders, filed with the SEC February 25, 2009. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the registration and joint proxy statement filed with the SEC in connection with the proposed transaction.

# # #

Merck and Schering-Plough to Merge

MERCK	Schering-Plough
Merck & Co., Inc. Whitehouse Station New Jersey, USA, is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service.	Schering-Plough is an innovation-driven, science-centered global health care company. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. The company applies its research-and-development platform to human prescription, animal health and consumer health care products. Schering-Plough's vision is to Earn Trust, Every Day with the doctors, patients, customers and other stakeholders served by its colleagues around the world.

- Richard T. Clark, chairman, president and chief executive officer of Merck

Highlights of the Merger

- Combined company, which will be named Merck, will be led by Merck Chairman, President and Chief Executive Officer, Richard T. Clark
- Combined company positioned for sustainable growth through scientific innovation and a stronger, more diversified product portfolio
    - Powerful joint R&D pipeline with strong candidates in all development phases
    - Broader product portfolio in critical therapeutic areas
- Expanded global presence including high-growth emerging markets
- Creates meaningful value for shareholders
- Merck and Schering-Plough expect to complete the transaction in the fourth quarter of 2009, subject to approval by Merck and Schering-Plough shareholders and the satisfaction of customary closing conditions and regulatory approvals

Broad, Diverse Portfolio and Pipeline

With the combined power of our R&D expertise and scientific leadership, we can continue to be at the forefront of drug discovery and development

- Significantly broadens Merck's portfolio of medicines and vaccines
- High-potential early-, mid- and late-stage pipeline candidates
- Doubles the number of medicines Merck has in Phase III development to 18

Robust Presence in Key Therapeutic Areas

- Cardiovascular
- Respiratory
- Oncology
- Neuroscience
- Infectious Disease
- Immunology
- Women's Health
- Animal Health
- Vaccines
- Over-the-counter medicines